Exhibit 8.1

1919 Pennsylvania Ave NW, Suite 800
Washington, DC 20006-3404
202.625.3500 tel
202.298.7570 fax
www.katten.com

January 14, 2026

To the Addressees Listed

 on Schedule One Attached Hereto

Re:	GM Financial Consumer Automobile Receivables Trust 2026-1 – Tax Opinion

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc. d/b/a GM Financial, a Delaware corporation (“GM Financial”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and GM Financial Consumer Automobile Receivables Trust 2026-1 (the “Issuer”), as to certain matters in connection with the issuance of the $214,170,000 Class A-1 3.737% Asset Backed Notes (the “Class A-1 Notes”), $291,110,000 Class A-2-A 3.77% Asset Backed Notes (the “Class A-2-A Notes”), $165,000,000 Class A-2-B Floating Rate Asset Backed Notes (the “Class A-2-B Notes”), $456,110,000 Class A-3 3.84% Asset Backed Notes (the “Class A-3 Notes”), $83,900,000 Class A-4 3.97% Asset Backed Notes (the “Class A-4 Notes”), $20,580,000 Class B 4.14% Asset Backed Notes (the “Class B Notes” and collectively with the Class A-1 Notes, the Class A-2-A Notes, the Class A-2-B Notes, the Class A-3 Notes and the Class A-4 Notes, the “Publicly Offered Notes”) and $19,280,000 Class C 4.39% Asset Backed Notes (the “Class C Notes” and, collectively with the Publicly Offered Notes, the “Notes”), which will be issued pursuant to an Indenture, dated as of January 14, 2026 (the “Indenture”), between the Issuer and Citibank, N.A., as Trustee (in such capacity, the “Trustee”) and Trust Collateral Agent (in such capacity, the “Trust Collateral Agent”) and the Certificate which will be issued pursuant to a Trust Agreement, dated as of December 1, 2025, as amended and restated as of January 14, 2026 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means the Preliminary Prospectus together with the Final Prospectus.

The term “Registration Statement” means (i) the Registration Statement on Form SF-3 (No. 333-275606), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 10 of Form SF-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus” means the preliminary prospectus, dated January 5, 2026, specifically relating to the Publicly Offered Notes, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 of the Rules and Regulations (“Rules and Regulations”) of the Commission under the Securities Act of 1933, as amended.

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY  CHARLOTTE  CHICAGO  DALLAS  LOS ANGELES

NEW YORK  ORANGE COUNTY  SHANGHAI  WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

To the Addressees Listed

 on Schedule One Attached Hereto

January 14, 2026

The term “Prospectus” means the prospectus, dated January 8, 2026, specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement, dated as of January 14, 2026 among the Issuer, GM Financial, AFS SenSub and the Trust Collateral Agent, the Indenture, the Trust Agreement (together, the “Governing Documents”), the Prospectus and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by GM Financial and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction. Based on our review, the characteristics of the transaction strongly indicate that in economic substance, the transaction is the issuance of indebtedness, the form of the transaction is an issuance of indebtedness, and the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) To the extent treated for federal income tax purposes as beneficially owned by a person other than GM Financial and its affiliates for such purposes, the Notes will constitute indebtedness, and not an ownership interest in the automobile loan contracts, nor an equity interest in the Issuer or in a separate association taxable as a corporation or other taxable entity.

(2) Assuming the parties comply with the terms of the Governing Documents, the Issuer will not be characterized as an association, or publicly traded partnership, taxable as a corporation.

To the Addressees Listed

 on Schedule One Attached Hereto

January 14, 2026

(3) The statements in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, accurately state all material federal income tax consequences of the purchase, ownership and disposition of the Notes to the original purchaser.

This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes and it may not be relied on by any other party or quoted without our express consent in writing.

Except for the opinions set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. Copies of this letter may not be made available, and this letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental or regulatory authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this letter may be made available as provided herein and (iii) as otherwise required by law or in connection with any action to which you are a party arising out of the transactions contemplated hereunder to support an assertion by you of a due diligence defense under federal securities laws. Copies of this letter may be posted by the Issuer or GM Financial to a password protected website accessible by any nonhired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or GM Financial the certification required by subsection (e) of Rule 17g-5 under the Securities Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We place no limitations in this letter, however, on the disclosure to the IRS of the tax structure or tax treatment of the transactions contemplated in the Governing Documents.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.	CIBC World Markets Corp.
GM Financial Consumer Automobile	300 Madison Avenue
Receivables Trust 2026-1	New York, New York 10017
801 Cherry Street, Suite 3500
Fort Worth, Texas 76102	MUFG Securities Americas Inc.
1221 Avenue of the Americas, 6th Floor
AFS SenSub Corp.	New York, New York 10020
801 Cherry Street, Suite 3500
Fort Worth, Texas 76102	RBC Capital Markets, LLC
200 Vesey Street, 8th Floor
Citibank, N.A.,	New York, New York 10281
as Trustee and Trust Collateral Agent 388 Greenwich Street Tower, 26th Floor	Moody’s Investors Service, Inc.
New York, New York 10013	7 World Trade Center
250 Greenwich Street
Wilmington Trust Company,	New York, New York 10007
as Owner Trustee
Rodney Square North	S&P Global Ratings
1100 North Market Street	55 Water Street, 41st Floor
Wilmington, Delaware 19890	New York, New York 10041

BofA Securities, Inc.	Ernst & Young LLP
as the Representative	5 Times Square
One Bryant Park, 11th Floor	New York, New York 10036
New York, New York 10036

Deutsche Bank Securities Inc.
One Columbus Circle
New York, New York 10019

Scotia Capital (USA) Inc. 250 Vesey Street
New York, New York 10281

Wells Fargo Securities, LLC 550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202

Academy Securities, Inc. 622 Third Avenue, 12th Floor
New York, New York 10017